Exhibit 10.35

English Translation of Chinese Language Agreement

Beijing Feijie Investment Co., Ltd

(the “Acquirer”),

Zhuqun Peng

(the “Controlling Party”)

and

the Companies and Individual Industrial and Commercial Households Listed in Schedule 1

(collectively, the “Transferors”)

Acquisition Framework Agreement

May 5, 2008

Suzhou, PRC

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Table of Contents

Chapter 1	Definitions	1
Chapter 2	Establishment of Newco; Asset Transfer and Equity Transfer	5
Chapter 3	Payment of Acquisition Consideration	5
Chapter 4	Conditions	12
Chapter 5	Covenants and Warranties by the Controlling Party and Transferors	15
Chapter 6	Covenants and Warranties by the Acquirer	18
Chapter 7	Assumption of Debts of Newco	19
Chapter 8	Limitations on the Rights of the Controlling Party	19
Chapter 9	Audits and Appraisals	21
Chapter 10	Confidentiality	22
Chapter 11	Notices	22
Chapter 12	Taxes and Charges	23
Chapter 13	Force Majeure	23
Chapter 14	Breach of Contract	23
Chapter 15	Governing Law and Settlement of Disputes	24
Chapter 16	Effectiveness	24
Chapter 17	Miscellaneous	24

ii

THIS ACQUISITION FRAMEWORK AGREEMENT (this “Agreement”) is entered into by and among the following parties in Suzhou, Jiangsu Province, the People’s Republic of China (the “PRC”) on May 5, 2008 (the “Execution Date”):

PARTIES:

Acquirer:	Beijing Feijie Investment Co., Ltd (the “Acquirer”) Legal representative: Qixian Kuang Title: Executive Director

Controlling Party:	Zhuqun Peng (the “Controlling Party”) Identity card number: 320626197005208816

Transferors:	The companies and individual industrial and commercial households listed in Schedule 1 (collectively, the “Transferors”)

Each of the Acquirer, the Controlling Party and the Transferors is a “Party,” and they are collectively referred to as the “Parties.”

RECITALS:

1.	WHEREAS, the Acquirer is a limited liability company duly organized and validly existing under the laws of the PRC;

2.	WHEREAS, the Transferors are limited liability companies and/or individual industrial and commercial households duly organized and validly existing under the laws of the PRC that are primarily engaged in the business of retail sales and after-sales service for mobile phones;

3.	WHEREAS, the Controlling Party directly or indirectly controls 100% of the equity interests and all of the assets and business operations of each of the Transferors;

4.	WHEREAS, the Controlling Party and the Transferors agree that the Transferors shall transfer all of the Target Assets (as defined below in provision (25) of Article 1) and Target Businesses (as defined below in provision (26) of Article 1) held and controlled by the Controlling Party to Newco (as defined below in provision (16) of Article 1) in accordance with the provisions hereof (the “Asset Transfer”);

5.	WHEREAS, the Shareholders of Newco (as defined below in provision (24) of Article 1) intend to transfer, and the Acquirer intends to acquire, 51% of the equity interests in Newco after the Target Assets and Target Businesses have been transferred to Newco (the “Equity Transfer”).

THEREFORE, the Parties, based on cooperation and reciprocity, hereby agree to the following on such issues as the establishment of Newco, the Asset Transfer and the Equity Transfer, among others.

Chapter 1 Definitions

Article 1 Unless otherwise specified herein, the following terms shall have the following meanings:

(1) “Affiliate” refers, with respect to any person or entity, to: (a) an entity that owns or controls the equity interests, assets or rights of such person or entity; (b) an entity of which the equity interests, assets or rights are owned or controlled by such person or entity; (c) an entity under common ownership or control with such person or entity; (d) the directors, supervisors or senior officers of such entity, such person, and any of their immediate family members; and (e) any other entity owned or controlled by any of the persons referred to in (d) above. As used in the preceding sentence, the term “immediate family members” includes spouses and the lineal relatives by blood of such person and spouses.

(2) “Agreement” means this Acquisition Framework Agreement dated May 5, 2008 by and among the Acquirer, the Controlling Party and the Transferors, together with any annexes or schedules and any supplemental agreements, annexes, or schedules with respect to any issues absent hereof, as well as any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents and/or any form of amendments, modifications or supplements of such documents entered into from time to time.

(3) “Annualized Net Profits” means the annual Net Profits of Newco (which shall be calculated on a 12-month basis over the 14-month period following the Closing Date). The Annualized Net Profits shall be calculated by (x) dividing the Net Profits of Newco for the preceding 14-month period by the number 14 and (y) multiplying the number derived from the equation in (x) above by the number 12. If the Closing Date occurs on or before the 15th day of a calendar month, then such month shall be counted in the 14-month term. If the Closing Date is after the 15th day of a calendar month, then the 14-month term shall commence the following month.

(4) “Asset and Business Acquisition Agreement” means the Asset and Business Acquisition Agreement entered into by and among Newco and the Transferors providing for the transfer of the Target Assets and the Target businesses, together with any annexes or schedules and any supplemental agreements, annexes or schedules with respect to any issues absent hereof, as well as any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents and/or any form of amendments, modifications or supplements of such documents entered into from time to time.

(5) “Acquisition Consideration” means the aggregate consideration that the Acquirer shall pay to the Controlling Party and/or the Shareholders of Newco for the Target Equity. The Acquisition Consideration will be paid and adjusted in accordance with the provisions of this Agreement, the Equity Transfer Agreement (or its supplemental agreement) and the Operation and Management Agreement.

(6) “Audit Reference Date” means (a) September 31, 2008 (i.e., the date by which Newco shall have completed the transfer of the Target Assets and Target Businesses pursuant to this Agreement or any other written agreements by relevant parties and shall have obtained confirmation of such transfers from the Acquirer, the Controlling Party and/or the Shareholders of Newco); or (b) another date reasonably agreed to by all of the Parties.

(7) “Audited Year” initially means the 14-month period following the Closing Date (the “First Audited Year”), and subsequently means the 12-month period beginning on the 15th month after the Closing Date, and ending on the 26th month after the Closing Date (the “Second Audited Year”).

(8) “Closing Date” means the date on which the Acquirer acquires 51% of the equity interests in Newco, i.e., the date that Newco adopts new articles of association (which shall, at the request of the Acquirer, expressly state that the Acquirer holds 51% of the equity interests in Newco and shall specify, among other things, the new structure of the board of directors and the rules and procedures for the governance and operation of the corporation), completes the relevant registration with the applicable administration for industry and commerce and obtains written confirmation of registration from the applicable administration for industry and commerce, or the date that the Controlling Party and/or other relevant parties execute the closing confirmation letter.

(9) “Control” means the right to manage, receive proceeds from or make decisions on behalf of an entity, asset or business, whether through shareholding, trust, proxy holding or voting powers.

(10) “Equity Transfer Agreement” means the Equity Transfer Agreement entered into by and among the Acquirer, the Shareholders of Newco and Newco for the transfer of the Target Equity, together with any annexes or schedules and any supplemental agreements, annexes, or schedules with respect to any issues absent hereof, as well as any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents, and/or any form of amendments, modifications or supplements of such documents entered into from time to time.

(11) “Fixed Assets” means (1) all buildings and (2) vehicles and Target Business-related office equipment, machinery and tools with a useful life of more than two years and a unit value of more than RMB 2,000.

(12) “Guaranteed Net Profit Base” means the Annualized Net Profits that the Controlling Party guarantees Newco will achieve in the 14-month period after the Closing Date, or RMB ******.

(13) “Low-Value Consumables” means any office equipment, machinery and tools with a useful life of less than 2 years and a unit value of less than RMB 2,000.

(14) “Mobile Phone Distribution Business” means the wholesale mobile phone business of the Controlling Party and/or the Transferors (with the term “wholesale” referring to the purchase of mobile phones for resale purposes), excluding the consumer mobile phone retail business (with the term “consumer” referring to both individual and corporate or other group retail purchasers).

(15) “Net Profits” means after-tax net profits, which: (a) shall be accounted for according to Chinese accounting standards; (b) exclude non-operating income, any other non-recurring operating income (for the avoidance of doubt, Sales Support Income shall not be deemed non-operating income and shall be listed and accounted for as income) and income from the sale of more than 50 mobile phones to the same purchaser within such Audited Year (which shall be regarded as income from the Mobile Phone Distribution Business and not income from the Target Businesses hereunder, unless the Controlling Party provides reasonable evidence to the contrary); and (c) shall be audited by an auditor that is mutually agreed upon by the Acquirer and the Controlling Party. If such parties fail to agree upon an auditor within five (5) days after the expiration of the most recent audit period (December 31 or March 31) of the Audited Year, the Controlling Party shall select, in its sole discretion, one auditor from the “Big Four” accounting firms (KPMG, PricewaterhouseCoopers, Ernst & Young and Deloitte Touche Tohmatsu).

(16) “Newco” means the limited liability company (and its subsidiary or subsidiaries), the Target Equity of which shall be acquired by the Acquirer, which the Controlling Party and/or its Affiliates shall form and registered in Jiangsu Province pursuant to the provisions of this Agreement for the purpose of holding the Target Assets and Target Businesses.

(17) “Operating Profit Index” means the Net Profits that the Controlling Party guarantees Newco will achieve during the Operating Profit Index Lockup Period. The Annualized Net Profits for the 14-month period following the Closing Date shall be RMB ******. The Net Profits for the subsequent 12-month period (i.e., the period from the 15th month to the 26th month following the Closing Date) shall be RMB ******.

(18) “Operating Profit Index Lockup Period” means the period during which the Controlling Party guarantees Newco will achieve the Operating Profit Index, or the 26-month period following the Closing Date.

(19) “Operation and Management Agreement” means the Operation and Management Agreement dated May 5, 2008 by and between the Acquirer and the Controlling Party, together with any annexes or schedules and any supplemental agreements, annexes or schedules with respect to any issues absent hereof, as well as any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents and/or any form of amendments, modifications and/or supplements of such documents entered into from time to time.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

(20) “Performance Reward” means the payment that the Acquirer shall make to the Controlling Party in accordance with this Agreement and the Operation and Management Agreement if Newco achieves the Operating Profit Index within the Operating Profit Index Lockup Period.

(21) “Registered Capital” means the capital of Newco registered with the applicable administration for industry and commerce for which a Chinese certified public accountant has issued a capital verification report. The registered capital of Newco shall be RMB 100,000,000, of which the first installment of RMB 30,000,000 shall be contributed by the Shareholders of Newco upon its formation.

(22) “Reorganization” means any change in equity structure or registered capital, including but not limited to any increase or decrease of the Registered Capital, any company merger, split or conversion, or any change in the rights corresponding to any of the equity interests.

(23) “Sales Support Income” means fees charged by Newco to suppliers and/or manufacturers in exchange for providing sales support to such suppliers and/or manufacturers, including fees for product promotions, store promotions, rental for light boxes, signage and concessions, sales staff administration, store anniversary and holiday promotions, and other similar fees.

(24) “Shareholders of Newco” means all shareholders of Newco registered with the applicable administration for industry and commerce prior to the transfer of the Target Equity.

(25) “Target Assets” means the assets controlled by the Controlling Party and managed by the Transferors that shall be transferred to Newco pursuant to this Agreement, including but not limited to inventories of mobile phones and accessories, fixed assets, working capital, trademarks/trade names and certain intangible assets. The scope of the Target Assets shall be determined by the mutual agreement of the Acquirer, the Controlling Party and/or the Transferors.

(26) “Target Businesses” means the businesses included in the Target Assets and operated by the Transferors that, following the Closing Date, will be jointly controlled by the Acquirer and the Controlling Party and operated by Newco in accordance with this Agreement. Such businesses include, but are not limited to, mobile phone retail stores, distribution channels, ventures with telecommunication operators, marketing and human resources and all rights related thereto under relevant laws and agreements. The scope of the Target Businesses shall be determined by the mutual agreement of the Acquirer, the Controlling Party and/or the Transferors; provided however, that the Target Businesses shall not include the Mobile Phone Distribution Business of the Controlling Party and/or the Transferors.

(27) “Target Equity” means 51% of the equity interests in Newco after the Target Assets and Target Businesses have been transferred to Newco.

(28) “Transferors” means the companies and other entities that own and/or operate the Target Assets and Target Businesses, including all the companies and individual industrial and commercial households listed in Schedule 1 hereof and any other individuals or entities that own or control such Target Assets and Target Businesses.

(29) “Undisclosed Liabilities” means any existing or contingent liabilities of Newco not specifically disclosed to the Acquirer in writing as of the Closing Date, including, but not limited to, any actual, contingent, mature, immature, contractual or tort-based liabilities, liabilities arising out of prior civil litigation or arbitration decisions, and any administrative penalties, recoveries, forfeitures, or criminal penalties and liabilities.

(30) For the purpose of this Agreement, the terms “above,” “more than” and “reached” mean greater than or equal to the applicable threshold number.

(31) Unless specifically noted or otherwise stated, words or terms used in this Agreement but not defined herein shall have the meanings specified in the Operation and Management Agreement.

Article 2 All references to provisions, annexes and schedules are references to the provisions, annexes and schedules of this Agreement.

Article 3 The titles in this Agreement are provided for the purpose of facilitating the understanding of this Agreement only and do not affect the content or interpretation of any provisions hereof.

Chapter 2 Establishment of Newco; Asset Transfer and Equity Transfer

Article 4 From the Execution Date to the Closing Date, unless otherwise agreed herein, neither the Controlling Party nor the Transferors shall contact or negotiate with any third party for the transfer or disposal of the Target Assets, the Target Businesses and/or the Target Equity or, through any actions and/or omissions, cause the value of the Target Assets to decline or prevent the Target Businesses from continuing to operate in the manner in which such Target Businesses were operating as of the Execution Date.

Prior to the Closing Date, unless otherwise agreed herein, if either the Controlling Party or the Transferors terminates this Agreement or, through any willful action or omission, makes it impossible to satisfy the conditions of or to perform this Agreement, the Controlling Party and/or the Transferors shall, within 10 days from the earlier of the date on which the Controlling Party and/or the Transferors propose to terminate this Agreement or make it impracticable to achieve the specific performance of this Agreement, return to the Acquirer an amount equal to two times the Deposit paid in accordance with Section (1) of Article 8.

Prior to the Closing Date, unless otherwise agreed herein, if the Acquirer terminates this Agreement or, through any willful action or omission, makes it impossible to satisfy the conditions of or to perform this Agreement, the Acquirer agrees that the Controlling Party and/or the Transferor shall not be required to return the Deposit in accordance with Section (1) of Article 8.

Article 5 The Controlling Party and/or its Affiliates agree to form Newco in Jiangsu Province. According to the terms and conditions of this Agreement and the Asset and Business Acquisition Agreement, Newco shall acquire the Target Assets, undertake the Target Businesses and pay the consideration for such acquisition. After the conditions specified in Chapter 4 hereof are satisfied, the Acquirer shall acquire 51% of the equity interests in Newco and pay the Acquisition Consideration. At such time, the Acquirer, the Controlling Party, the Shareholders of Newco and/or Newco shall enter into an Equity Transfer Agreement in a form satisfactory to the Parties, amend the articles of association of Newco pursuant to the provisions of the Operation and Management Agreement and complete the registration of the equity transfer at the applicable administration for industry and commerce.

Article 6 Prior to the Closing Date, the Controlling Party shall be legally registered at the applicable administration for industry and commerce as the holder of 49% of the equity interests in Newco and, pursuant to the terms of this Agreement, shall pledge such equity interests to the Acquirer during the Operating Profit Index Lockup Period.

Chapter 3 Payment of Acquisition Consideration

Article 7 The Acquisition Consideration hereunder shall be calculated as set forth in the following formula:

Acquisition Consideration = (A × ******) × 51%, where:

A = Guaranteed Net Profit Base (******).

Article 8 The Parties agree that the Acquirer will pay the Acquisition Consideration in five installments and shall deposit the Acquisition Consideration in the bank account designated by the Controlling Party and/or the Shareholders of Newco.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

(1) First Installment. Within three business days after the Execution Date, the Acquirer shall prepay an amount equal to RMB ******. Of such amount, RMB ****** shall be solely used as the contribution to the Registered Capital of Newco and shall be deposited into a bank account jointly held by the Acquirer and the Controlling Party and retained in such account until the Closing Date. The remaining RMB ****** shall constitute payment of reasonable expenses incurred in connection with the transfer of the equity interests in the Transferors, the Target Assets, the Target Businesses and the establishment of Newco and shall be deposited in a bank account designated by the Controlling Party. The Parties further agree that, regardless of which accounts receive the RMB ****** deposit, RMB ****** shall be deemed to be the deposit for the transactions contemplated by this Agreement (the “Deposit”), and RMB ****** shall be deemed to be a prepayment for the transactions contemplated by this Agreement (the “Prepayment”). The Deposit and the Prepayment shall be deemed the first installment of the Acquisition Consideration on or after the Closing Date.

(2) Second Installment: Within three business days after the Closing Date, the Acquirer shall make deposits in the amount of RMB ******, of which RMB ****** shall be paid in the form of a contribution to the Registered Capital of Newco. The first and second installments shall together equal ****** of the Acquisition Consideration.

(3) Third Installment. If the Controlling Party has contributed RMB 34,300,000, the remaining Registered Capital of Newco, the Acquirer shall make deposits in the amount of RMB ******, an amount equal to ****** of the Acquisition Consideration, within 30 days after the Closing Date. The Parties agree that the contributed Registered Capital may be paid to the Controlling Party and/or the Transferors within three days after the Closing Date as payment for the inventory and fixed assets to be purchased, and such amount shall be paid within 30 days after the Closing Date.

(4) Fourth Installment. If the Annualized Net Profits of Newco reach the Guaranteed Net Profit Base according to the audit report for the First Audited Year, then within 10 days after the designated auditor completes its audit of Newco for the First Audited Year and delivers its audit report, the Acquirer shall make a deposit in the amount of ****** of the Acquisition Consideration (RMB ******). The audit report shall be delivered no later than 75 days after the expiration of the most recent audit period (December 31 or March 31) for the First Audited Year.

(5) Fifth Installment. If the Net Profits of Newco reach the Operating Profit Index as defined herein and in the Operation and Management Agreement according to the audit report for the Second Audited Year, then within 10 days after the designated auditor completes its audit of Newco for the Second Audited Year and delivers its audit report, the Acquirer shall make a deposit in the amount of ****** of the Acquisition Consideration (RMB ******). The audit report shall be delivered no later than 75 days after the expiration of the most recent audit period (December 31 or March 31) for the Second Audited Year.

(6) The Controlling Party, the Shareholders of Newco and/or any other party designated by such parties shall provide written notice to the Acquirer confirming receipt of such payments on the day any of the above payments are received.

Article 9 The Parties agree that the auditor selected by the Parties will conduct due diligence investigations into the financial conditions of the Transferors for calendar year 2007 (January 1 to December 31). The Controlling Party and the Transferors covenant and warrant that the results of the due diligence investigations will meet the following criteria:

(1) Sales Quantity: the quantity of mobile phones sold through the retail stores listed in Schedule 3 and/or by the Transferors listed in Schedule 1 will not be lower than 1,400,000.

(2) Expenses: the total amount of expenses recorded in the current accounting records of the Transferors is RMB 122,000,000. Following the due diligence investigations, the expenses shall not increase by more than 10%. For accounting purposes, “expenses” are defined as: (a) expenses confirmed by the auditor as

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

operating expenses, administrative expenses, financial expenses and non-operating expenditures pursuant to applicable Chinese accounting standards; and (b) payments made by the Transferors in 2007 that were accounted for on a cash basis rather than on an accrual basis.

The Acquirer shall provide the list of documents/materials required for the due diligence investigations within 5 days after the Execution Date and shall request that the auditor issue the due diligence investigation report within 60 days of the date on which the on-site due diligence investigations commence.

Article 10 The Parties agree that the auditor is an independent professional organization and the Parties acknowledge the qualification, capability and integrity of such auditor. The Parties further agree to adopt the financial due diligence report delivered by such auditor, and to make any relevant adjustments to the payment of the Acquisition Consideration (as specified in Articles 11 and 12) according to the results of such report.

Article 11 The Parties agree that the payment schedule of the Acquisition Consideration shall be adjusted upon the occurrence of the following events:

(1) If the total expenses shown in the financial due diligence report are more than RMB ****** but less than RMB ******, the payment of the second through the fifth installments of the Acquisition Consideration under Article 8 shall be adjusted as follows:

(a) Second Installment: Within three business days after the Closing Date, the Acquirer shall make a deposit of RMB ******, of which RMB ****** shall be paid in the form of a contribution to the Registered Capital of Newco. The first and second installments shall together equal ****** of the Acquisition Consideration.

(b) Third Installment: If the Controlling Party has contributed RMB 34,300,000 to the Registered Capital of Newco, then within 30 days after the Closing Date, the Acquirer shall make a deposit of RMB ******, an amount equal to ****** of the Acquisition Consideration. The Parties agree that the contributed Registered Capital may be used to pay the Controlling Party and/or the Transferors after three days following the Closing Date for the inventory and fixed assets to be purchased, and such amount shall be paid within 30 days after the Closing Date.

(c) Fourth Installment: If the Annualized Net Profits of Newco reach the Guaranteed Net Profit Base according to the audit report for the First Audited Year, then within 10 days after the designated auditor completes its audit of Newco for the First Audited Year and delivers its audit report, the Acquirer shall make a deposit of ****** of the Acquisition Consideration (RMB ******).

(d) Fifth installment: If the Net Profits of Newco for such period reaches the Operating Profit Index as defined herein and in the Operation and Management Agreement according to the audit report for the Second Audited Year, then within 10 days after the designated auditor completes its audit of Newco and delivers its audit report, the Acquirer shall make a deposit of ****** of the Acquisition Consideration (RMB ******).

(2) If the total expenses shown in the financial due diligence report are more than RMB ****** but less than RMB ******, the payments of the second through the fifth installments of the Acquisition Consideration under Article 8 shall be adjusted as follows:

(a) Second Installment: Within three business days after the Closing Date, the Acquirer shall make a deposit of RMB ******, of which RMB ****** shall be paid in the form of a contribution to the Registered Capital of Newco. The first and second installments shall together equal ****** of the Acquisition Consideration

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

(b) Third Installment: If the Controlling Party has contributed RMB 34,300,000, the remaining Registered Capital of Newco, then within 30 days after the Closing Date, the Acquirer shall make a deposit of RMB ******, an amount equal to ****** of the Acquisition Consideration. The Parties agree that the contributed Registered Capital may be paid to the Controlling Party and/or the Transferors after three days following the Closing Date as payment for the inventory and fixed assets to be purchased, and such amount shall be paid within 30 days after the Closing Date.

(c) Fourth Installment: Within 10 days after the designated auditor completes its audit of Newco for the First Audited Year and issues its audit report determining that the Annualized Net Profits of Newco reaches the Guaranteed Net Profit Base, the Acquirer shall make a deposit of ****** of the Acquisition Consideration (RMB ******).

(d) Fifth Installment: Within 10 days after the designated auditor completes its audit of Newco for the Second Audited Year and issues its audit report determining that the Net Profits of Newco for such period reaches the Operating Profit Index as defined herein and in the Operation and Management Agreement, the Acquirer shall make a deposit of ****** of the Acquisition Consideration (RMB ******).

The deadlines for issuing the audit reports in this Article are the same as those specified in Article 8.

Article 12 The Parties agree that, if the auditor’s due diligence report shows that: (a) the sales volume is lower than ****** or (b) the total amount of expenses is more than RMB ******, then the Parties will, within 30 days after the issuance of the financial due diligence report, renegotiate and agree upon the method for calculating the amount and the timeline for payment of the Acquisition Consideration. If the Parties fail to enter into a separate written agreement within 30 days, the Acquirer shall have the right to terminate this Agreement and the Operation and Management Agreement, and the Controlling Party and the Transferors covenant to unconditionally, irrevocably and jointly and severally return to the Acquirer, within 10 days after receipt of written notice from the Acquirer, the Acquisition Consideration (without interest) already paid by the Acquirer. In such event, each Party shall bear the expenses and expenditures incurred thereby for the execution and performance of this Agreement.

Article 13 The Acquirer shall pay each installment of the Acquisition Consideration pursuant to the provisions in this Agreement and the Operation and Management Agreement. If the Acquirer does not make a timely payment of any installment due to its own fault, the Acquirer shall pay liquidated damages at the daily rate of 0.05% on the unpaid amount.

Article 14 If the Acquirer fails to pay any installment for a period in excess of twenty days after a due date specified in Article 8 or Article 11 above, the Controlling Party may exercise either of the following options:

(1) The Controlling Party may grant a grace period to the Acquirer with respect to the payment term (such grace period shall be determined by the Controlling Party in its sole discretion and, unless the Controlling Party otherwise expressly provides, will expire at 5:00 pm on the 30th day after the date the grace period is granted through written confirmation or according to this Article 14).

(2) The Controlling Party may sign a written notice of termination of this Agreement and the equity transfer and deliver such notice to the Acquirer. This Agreement shall be terminated upon delivery of such notice.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

The foregoing options must be exercised by the Controlling Party in its sole discretion no later than 5:00 pm on the 20th day after the date the Acquirer’s applicable installment is due, and such options may be exercised repeatedly by the Controlling Party upon the occurrence of a payment default. If the Controlling Party fails to exercise such options within the specified period, the Controlling Party will be deemed to have granted a grace period.

If the Controlling Party exercises its option of granting the Acquirer a grace period, the Acquirer remains obligated to pay the liquidated damages specified in Article 13.

If the Controlling Party exercises its option of terminating this Agreement, the Acquirer shall immediately execute all necessary documents and take all necessary actions to effect the termination (including but not limited to the filing the application for changing Newco’s registration with the applicable administration for industry and commerce), and return the Target Equity to the Controlling Party or any third party designated by the Controlling Party. Within three days after the satisfaction of the obligations mentioned in the preceding sentence, the Controlling Party and/or the Shareholders of Newco shall, after deduction of (a) the Deposit according to Section (1) of Article 8 hereof and (b) liquidated damages for any delayed payments pursuant to Article 13 hereof, refund to the Acquirer in a lump sum, without interest, the Acquisition Consideration paid up to such date. If the actual loss incurred by the Controlling Party and/or the Transferors is in excess of the Deposit, the Acquirer shall compensate the Controlling Party and/or the Transferors, as applicable, for such excess amount.

Article 15 The Parties agree that the Acquisition Consideration shall be adjusted upon the occurrence of the following circumstances:

(1) If Newco has not recovered the full amount of its outstanding accounts receivable as set forth in the audit report (other than the security deposit, deposit, performance bond and any other similar payment paid to suppliers, manufacturers, and operators and lessors of retailing stores by Newco in its ordinary course of business) within 90 days after the Closing Date, the Controlling Party, the Transferors and/or the Shareholders of Newco shall jointly and severally pay such amount within 10 days following the receipt of written notice from the Acquirer. If the Controlling Party, the Transferors and/or the Shareholders of Newco fail to pay such amount within the specified time, the Acquirer may, in its sole discretion, deduct such amount directly from any Acquisition Consideration and/or the Performance Award deposits (if applicable, as set forth in Chapter III of the Operation and Management Agreement). In exchange, the Acquirer may transfer the right to receive payment for such unpaid accounts receivable to the Controlling Party, the Transferors and/or the Shareholders of Newco upon the request of the Controlling Party, or the Acquirer may replace the amount deducted from the Acquisition Consideration within three days after Newco actually receives such accounts receivable.

(2) If, within 90 days after the Closing Date, the Acquirer determines that Newco has incurred any Undisclosed Liabilities not previously disclosed in the audit report, the Controlling Party, the Transferors and/or the Shareholders of Newco shall jointly and severally fully pay the amount of such liabilities within 10 days after the receipt of written notice from the Acquirer. If the Controlling Party, the Transferors and/or the Shareholders of Newco fail to pay such liabilities within the time specified, the Acquirer may, in its sole discretion, deduct such amount directly from any Acquisition Consideration (if applicable, as set forth in Chapter III of the Operation and Management Agreement). In return, the right of defense against such Undisclosed Liabilities, the set-off rights against the Undisclosed Liabilities and Newco’s statutory rights pursuant to such liabilities may be transferred to the Controlling Party, the Transferors and/or the Shareholders of Newco upon the request of the Controlling Party, or the Acquirer may replace the amount deducted from the Acquisition Consideration within three days after the parties to which the Undisclosed Liabilities were apparently owed confirm that the Acquirer need not assume such Undisclosed Liabilities in accordance with applicable law.

(3) The Acquirer shall conduct internal audits of Newco before June 30, 2009 upon the request of the Controlling Party and/or Newco. The internal audits shall be completed within 30 days after the Controlling Party submits such request. If the Annualized Net Profits of Newco are reasonably expected to be higher than the Guaranteed Net Profit Base according to the audit results, the Controlling Party may request and the Acquirer shall agree to increase the Guaranteed Net Profit Base. Within three business days from the day the Acquirer and the Controlling Party have confirmed such increased amount in writing, the Acquirer shall pay the following increased amount of the Acquisition Consideration in a lump sum:

Increased amount = A × ****** × 51% × C – B, where:

A = Guaranteed Net Profit Base after such increase;

B = Acquisition Consideration paid by the Acquirer as of such date; and

C = Percentage of total payment as calculated on the basis of the first, second and third installments specified in Articles 8 and Article 11.

The remaining portion of the increased amount of the Acquisition Consideration shall be paid in full according to applicable provisions of this Agreement and the Operation and Management Agreement after the issuance of each audit report.

If the Guaranteed Net Profit Base is increased according to this Article 15, the Operating Profit Index of Newco in the Second Audited Year shall be increased ****** accordingly, as set forth in the following calculation:

Operating Profit Index of the Second Audited Year = Guaranteed Net Profit Base after such increase ******.

Any reduction in the amount of the Acquisition Consideration to be paid, any increased percentage of equity to be transferred by the Controlling Party, or the Performance Reward to be paid to the Controlling Party specified in this Agreement and the Operation and Management Agreement shall be calculated based on the increased Operating Profit Index.

(4) If the Net Profits of Newco in any Audited Year during the Operating Profit Index Lockup Period fail to reach the guaranteed Operating Profit Index guaranteed by the Controlling Party, the Acquirer may reduce the amount of Acquisition Consideration payable or increase the percentage of equity to be transferred by the Controlling Party to the Acquirer pursuant to the provisions of this Agreement and the Operation and Management Agreement:

(a) The formula for reducing the Acquisition Consideration is as follows:

  Reduced Acquisition Consideration = MAX (A1, A2) × ****** × 51%, where:

  A = Difference between the actual Net Profits and Operating Profit Index for the applicable Audited Year = B-C; A1 = First Audited Year; A2 = Second Audited Year;

  B = Operating Profit Index of Newco in the applicable Audited Year within the Operating Profit Index Lockup Period; and

  C = Actual Net Profits of Newco in the applicable Audited Year within the Operating Profit Index Lockup Period.

(b) The Controlling Party agrees, based on the amount by which the Acquisition Consideration is reduced, to transfer part or all of its equity interests, in addition to the Target Equity, to the Acquirer. The formula for increasing the percentage of equity to be transferred by the Controlling Party to the Acquirer as follows:

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Additional Equity to Be Transferred (%) = MAX (A1, A2) × 51% / C, where:

A = Difference between the actual Net Profits and Operating Profit Index for the applicable Audited Year = B-C; A1 = First Audited Year; A2 = Second Audited Year;

B = Operating Profit Index of Newco in the applicable Audited Year within the Operating Profit Index Lockup Period; and

C = Actual Net Profits of Newco in the applicable Audited Year within the Operating Profit Index Lockup Period.

Such adjustments shall be calculated once a year. If the amount by which Newco fails to achieve the guaranteed Operating Profit Index for the First Audited Year is higher than the amount by which Newco fails to achieve it for the Second Audited Year, the Acquisition Consideration will not be reduced for the Second Audited Year. If the amount by which Newco fails to achieve the Guaranteed Operating Profit Index settled for the First Audited Year is lower than the amount by which Newco fails to achieve it for the Second Audited Year, the higher amount will be used to calculate the adjustment for the Second Audited Year and the difference will be included in the decreased Acquisition Consideration or the increased equity to be transferred.

The Acquirer agrees that the Controlling Party may, in its sole discretion, choose either to reduce the amount of Acquisition Consideration or to increase the percentage of equity interests transferred. Details of the method to be used for the adjustment are set forth in the Operation and Management Agreement.

If the Net Profits of Newco for any Audited Year within the Operating Profit Index Lockup Period fail to reach the Operating Profit Index guaranteed by the Controlling Party, the Acquisition Consideration payable by the Acquirer shall be adjusted accordingly and the Controlling Party shall not be subjected to any liability.

Additional provisions regarding the adjustment of the Performance Reward, the Acquisition Consideration or the equity interests of the Controlling Party to be transferred are set forth in Chapter III of the Operation and Management Agreement.

Article 16 The Transferors and the Controlling Party covenant and warrant that the “net assets” of Newco on the Audit Reference Date will be no less than RMB 100,000,000.

For purposes of this Article 16, “net assets” shall include the value of the inventory of mobile phones and accessories, the value of Fixed Assets, cash, accounts receivable generated in the ordinary course of business, and prepaid ordinary operation expenses, and shall exclude the acquisition consideration payable to the Controlling Party and/or the Transferors for the Target Assets and/or the Target Businesses and all other liabilities of Newco (including, but not limited to, accounts payable, salaries payable, welfare funds payable, taxes payable and any other payables, other accounts receivable and accrued expenses).

The value of the inventories and the fixed assets shall be determined by the audit report and the appraisal report issued on the Audit Reference Date by the auditor and appraisal institution agreed to by the Parties. If the auditor and appraisal institution cannot obtain adequate accounting information to confirm the value of an asset, the Parties agree that the value will be determined by the following means: (a) through valuation of the item at fair market value; (b) as determined by the Parties through negotiation; or (c) to the extent that the Parties fail to agree on the value of any item and the Transferors cannot provide reasonable and satisfactory explanations as to or proof of value to the Acquirer, the Acquirer may refuse to include such assets in Newco.

Article 17 The Parties agree that the Controlling Party and/or the Transferors and Newco will enter into an Asset and Business Acquisition Agreement with respect to the transfer of the Target Assets and the Target Businesses within 10 days after the establishment of Newco or within 45 days after the Execution Date, whichever is later. Such Asset and Business Acquisition Agreement shall include, among other things:

(1) The specifications of the Target Assets and the Target Businesses, confirmed in writing by the Acquirer, the Controlling Party and/or the Transferors;

(2) The book value of the Target Assets (with the final transfer price to be adjusted in accordance with the audit report and the appraisal report);

(3) Confirmation by the parties thereto that Newco shall transfer the payment price for the inventory and the Fixed Assets three days after the Closing Date and shall complete such payment within 30 days after the Closing Date. If the transfer of the Fixed Assets is subject to the approval of applicable government authorities, the payment for such fixed assets shall be made after Newco has obtained the relevant title certification documents;

(4) The specific terms of the closing of the Target Assets and the Target Businesses shall include the provisions of Sections (3) and (4) of this Article 17; and

(5) The aggregate amount of the purchase price of the Target Assets shall be no more than RMB 100,000,000.

Article 18 The Controlling Party and/or the Transferors agree to transfer to Newco the purchased Low-Value Consumables (other than the items specified in Article 19) for the purpose of continuing the development of the Target Businesses and the prepaid ordinary operation expenses (including but not limited to the prepaid human resource expenses, lease expenses and promotional expenses). The Acquisition Consideration includes all of the reasonable compensation and fees to be paid to the Controlling Party and/or the Transferors.

Article 19 Because the retail mobile phone display counters have already been purchased by the Controlling Party and/or the Transferors and can be used by Newco for more than two years following the Closing Date, the Acquirer agree to treat the display counters purchased later than January 1, 2006 as Fixed Assets to which provisions of Fixed Assets under this Agreement shall apply.

Chapter 4 Conditions

Article 20 Unless waived by the Acquirer in writing, the performance of the obligation to pay the second installment through the fifth installment under Article 8 and Article 11 hereof shall be subject to the satisfaction of all of the following conditions:

(1) Newco shall be legally formed, registered and in good standing and the first installment of Registered Capital in the amount of RMB 30,000,000 shall have been contributed in full. The equity interests in Newco shall not be subject to any guaranty, mortgage, pledge, option right, acquisition right, preemptive right, option, custody, trust, lien or any other right in any other form.

(2) The Target Assets shall have been legally transferred to Newco pursuant to written agreements. Such transfers shall include but are not limited to:

(a) Delivery of inventories: Inventories of mobile phones and accessories shall have been sold to Newco, and the commercial invoices of such mobile phones and accessories shall have been issued to or the suppliers and/or manufacturers shall have been caused to issue such commercial invoices to Newco. The price for such inventories shall be determined by the audit report on the Audit Reference Date.

(b) Delivery of fixed assets: The Agreement for the transfer of Fixed Assets shall have been executed and such assets shall have been physically transferred to Newco. For asset classes that must be registered prior to transfer, including real property, transportation vehicles and other fixed assets, all of the transfer application documents shall have been submitted to the applicable government agency and the written certifications or acknowledgements of receipt for the registration of the transfer of fixed assets shall be provided to the Acquirer. The transfer price for the fixed assets shall be determined by the audit report and appraisal report.

(c) Delivery of intangible assets: Ownership interests in and/or application rights to all of the intangible assets, if any (including the patents, copyrights, know-how and domain names listed in Schedule 2 hereof) shall have been transferred to Newco pursuant to written agreements, all of the transfer application documents shall have been submitted to the applicable government agency (with Newco as the transferee) in compliance with such government agency’s requirements, and all of the acceptance or approval notifications with respect to such applications issued by the applicable government agency shall have been submitted to the Acquirer. Prior to transferring ownership interests in these intangible assets to Newco, the owners of such intangible assets shall sign contracts with Newco to license the intangible assets owned by such owners to Newco for use by Newco. If required by law, the licensing contracts shall be submitted to the applicable government agency for filing and the Acquirer shall receive all acceptance or approval notifications with respect to such filings issued by the applicable government agency.

For the ownerships of the “Guanzhilin” trademarks, the Parties agree as follows:

i)	The ownership interests in and/or the application rights to the trademarks, including, but not limited to, the “Guanzhilin” trademarks in words or graphics under Classification Nos. 9, 35 and 37 of the International Classification of Goods and Services for the Purpose of the Registration of Trademarks of the Nice Agreement, which are or may be involved in the Target Businesses (including, among other industry areas, mobile phone retail sales, after-sale services and mobile telecommunication agency services), will be transferred to the Controlling Party and Newco to be held jointly thereby;

ii)	Other “Guanzhilin” trademarks not included in clause (i) above will not be transferred to Newco to be held separately and jointly with the Controlling Party if such trademarks are already registered by the Controlling Party and/or the Transferors and the Controlling Party and/or the Transferors have preemptive rights to register such trademarks should they not be registered by the Controlling Party and/or the Transferors. However, if the Controlling Party and/or the Transferors fail to submit the registration application documents to the trademark registration agency within 180 days after the Execution Date, the Acquirer shall have the right to request that Newco submit the applicable application documents as the applicant and the Controlling Party and/or the Transferors shall not object to such request;

iii)	Within the non-competition regions of Jiangsu Province, Shandong Province and Shanxi Province, as set forth in Articles 25 and 27, only Newco has the right to use the “Guanzhilin” trademarks set forth in clause (i) above;

iv)	Outside of the non-competition regions of Jiangsu Province, Shandong Province and Shanxi Province as set forth in Articles 25 and 27, the Controlling Party may use or may authorize any third party to use the “Guanzhilin” trademarks set forth in clause (i) above without the prior consent of Newco, but shall notify all the directors of Newco in writing within 30 days after any such use or authorized use. Newco shall obtain the prior written consent from the Controlling Party when using or authorizing any third party to use such “Guanzhilin” trademarks. The Parties agree that the Acquirer has the preemptive right to purchase, under the same terms, mobile phone retail stores established outside of the non-competition regions by the Controlling Party or any authorized third party using the trademarks of “Guanzhilin.”

v)	If the Controlling Party exercises its equity reduction right under Articles 33 and 35 and if the Acquirer holds more than 67% of the equity interests in Newco, the ownership interests in the “Guanzhilin” trademarks under this Article shall be separately negotiated and determined by the Controlling Party and the Acquirer.

The Acquirer and/or Newco shall not be required to pay any consideration in connection with any agreements relating to the intangible assets transfer and/or licensing agreements because the consideration for the transfer of intangible assets and the consideration for the licensed use of such intangible assets are included in the Acquisition Consideration.

Outside of the non-competition regions of Jiangsu Province, Shandong Province and Shanxi Province as set forth in Articles 25 and 27, if the Controlling Party uses or authorizes any third party to use the “Guanzhilin” trademarks to operate mobile phone retail and/or after-sales service businesses, the Acquirer agrees that Newco may legally license the software listed in Schedule 2 to such third party for use free of charge.

Newco and the Transferors shall have entered into an agreement for the transfer of the above Target Assets.

(3) The Target Businesses shall have been legally transferred to Newco pursuant to written agreements, as follows.

(a) Delivery of retail stores: The Controlling Party and/or the Transferors shall use their best efforts to ensure that the lease agreements of all retail stores (as set forth in Schedule 3) have been amended so that Newco is named as the tenant thereunder (including by means of an assignment of the leases) and so that the terms of the leases shall expire no earlier than March 31, 2011. The Acquirer understands that some circumstances may make it commercially impracticable to meet all of the preceding requirements. However, the Controlling Party and/or the Transferors covenant that leases for at least 40 retail stores and any retail stores whose total sales quantity for the 2007 calendar year exceeds 1,200,000 mobile phones (based on the financial due diligence report) will meet the above requirements.

(b) Delivery of distribution channel resources: All of the agreements and documents (including sales agreements and after-sales agreements) for brand-name mobile phones (e.g. Nokia, Motorola, Samsung and Sony Ericsson, among others) shall have been modified to identify Newco as a party to such agreements and documents (unless (i) the Transferors have not signed any written agreements with suppliers and/or manufacturers and such suppliers and/or manufacturers do not agree to execute such written agreements; or (ii) a change of business and/or sales model of such suppliers and/or manufacturers prevents the relevant agreements from being amended). The Transferors shall use their best efforts to ensure such suppliers and/or manufacturers enter into supplemental or new sales agreements or after-sales agreements. Without the prior written consent by the Acquirer, the Transferors shall not sign any such agreements with suppliers and/or manufacturers. If the Transferors are also concurrently engaged in the Mobile Phone Distribution Business, the Transferors must cause Newco to sign mobile phone sales agreements with suppliers and/or manufacturers and the Transferors shall not resell mobile phones to Newco. However, this limitation does not apply to the mobile phone retail and/or after-sales service businesses of the Controlling Party and/or the Transferors in Shanghai.

(c) Delivery of operator resources: The telecommunication service agent agreements with regional operators shall have been amended to identify Newco as a party to the agreements. The Acquirer acknowledges that certain circumstances may make it commercially impracticable to enter into amendments with respect to all of the telecommunication services agent agreements, but the Controlling Party and/or the Transferors covenant that at least half of the above-mentioned regional operators will have signed amendments identifying Newco as a party to the agreements.

(d) Delivery of market resources: At lease half of the product promotion, sales support, store promotion, light box/signage/concession counter rental and sales person administration agreements and any other agreements involving administration of the Target Businesses (if any) shall have been amended to identify Newco as a party to the agreements.

(e) Delivery of human resources: Newco and the Acquirer shall have confirmed the employees to be retained (the “Retained Employees”) by Newco. The Retained Employees and Newco shall have signed new employment contracts.

(f) Newco and the Transferors and other relevant parties shall have signed the necessary agreements and documents to transfer the above Target Businesses.

(4) The auditor jointly designated by the Parties shall have issued an audit report for the financial conditions of Newco on the Audit Reference Date in accordance with this Agreement.

(5) The law firm jointly selected by the Parties shall have issued a legal opinion regarding the following issues: the legal formation and effective existence of Newco; the deposit of the first installment of RMB 30,000,000 of Registered Capital; and the execution and enforceability of the agreements providing for the transfer of the Target Assets and the Target Businesses to Newco.

(6) After the conditions specified in Sections (1) through (5) of this Article are satisfied, the Acquirer, the Controlling Party, the Shareholders of Newco and/or Newco shall have signed an Equity Transfer Agreement and the articles of association of Newco (reflecting the terms of Newco’s organizational structure, management and operation set forth in the Operation and Management Agreement) shall have been submitted to the applicable administration for industry and commerce for filing. In addition, the applicable administration for industry and commerce shall have approved the transfer of 51% of the equity interests in Newco to the Acquirer.

Article 21 The Controlling Party and/or the Transferors shall exercise their best efforts to perform their obligations under Article 20 and to cause or facilitate the satisfaction of all the conditions specified in Sections (1) through (3) of Article 20 by September 31, 2008, unless otherwise specified herein.

Article 22 The Acquirer shall exercise its best efforts to cooperate with the Controlling Party, the Transferors and/or Newco to satisfy all of the preceding conditions and to facilitate the satisfaction of the conditions specified in provisions (4) and (5) of Article 20 within 30 days after the satisfaction of the conditions specified in provisions (1) through (3) of Article 20.

Article 23 If any of the conditions specified in Sections (1) through (3) of Article 20 are not satisfied within 180 days after the Acquirer has paid the first installment of the Acquisition Consideration or such extended period unanimously agreed to by the Parties, the Acquirer shall have the right to terminate this Agreement and the Operation and Management Agreement. In such case, the Controlling Party and the Transferors shall unconditionally, irrevocably and jointly and severally return the first installment (including the Deposit, without interest) to the Acquirer within 10 days after receipt from the Acquirer of written notice to such effect. If the Acquirer presents reasonable evidence of willful acts or omissions by the Controlling Party or the Transferors that make it commercially impracticable to achieve such conditions by the specified time, the Controlling Party and the Transferors shall return to the Acquirer an amount equal to two times the Deposit.

Chapter 5 Covenants and Warranties by the Controlling Party and Transferors

Article 24 The Controlling Party and Transferors hereby jointly and severally covenant and warrant to the Acquirer as follows (such covenants and warranties to be true as of the Execution Date and the Closing Date unless otherwise specified in this Article 24):

(1) All the information and documents (regarding the Target Assets, the Target Businesses, the Transferors and Newco) provided by the Controlling Party and the Transferors to the Acquirer in the course of due diligence investigations, discussions and negotiations for the purpose of executing this Agreement are true, complete and accurate and contain no misrepresentations, omissions or information that has become materially misleading since its disclosure.

(2) The Controlling Party is the sole beneficial owner of the Target Assets and the Transferors hold the legal title to the Target Assets and the Target Businesses. Together, the Controlling Party and the Transferors hold all necessary power and authority to execute and perform their obligations under this Agreement and to transfer all of the Target Assets and the Target Businesses to Newco by the Closing Date pursuant to this Agreement.

(3) The execution, delivery and performance of this Agreement by the Controlling Party and the Transferors will not result in a violation of their respective articles of association, any laws, regulations or any judicial or administrative orders, awards or judgments binding thereon or any agreements or covenants involving a third party. In addition, such execution, delivery and performance will not result in claims brought against the Controlling Party, the Transferors, the Acquirer or Newco, whether separately or jointly, stating that this agreement is void or is in violation of the rights of the claimant and claiming damages, payments of liquidated damages or any rights in the Target Assets and the Target Businesses.

(4) Unless otherwise specified herein, the Controlling Party and the Transferors shall irrevocably be jointly and severally responsible for their obligations, responsibilities and/or liabilities under this Agreement.

Article 25 In connection with the delivery of the Target Assets and the Target Businesses and the formation, maintenance and operation of Newco, the Controlling Party and the Transferors jointly and severally make the following covenants and warranties to the Acquirer:

(1) By the Closing Date, Newco is legally and effectively registered and shall have obtained all of the licenses, permits, approvals, authorizations, exemptions, consents and registrations necessary to legally and effectively operate the Target Businesses in their existing places of business.

(2) The Registered Capital of Newco shall have been contributed in full and shall not have been withdrawn or used for any purposes other than for operating Newco in accordance with the terms of this Agreement.

(3) During the Operating Profit Index Lockup Period, Newco shall remain in continuous legal existence and maintain compliance with all applicable laws and regulations (including by avoiding acts or omissions that could jeopardize the continuous legal existence of Newco).

(4) Delivery of the Target Assets and the Target Businesses:

(a) None of the Target Assets shall be subject to, affected or limited by any ownership disputes, mortgages, pledges or liens or any encumbrances, limitations of rights or any other liabilities in any form, or agreements for or promises that would permit or facilitate any of the above.

(b) The agreements setting forth the Target Assets and the Target Businesses to be delivered to Newco shall be confirmed by the Acquirer. No Target Assets or Target Businesses that have not been confirmed by the Acquirer will be delivered to Newco.

(c) The inventory to be delivered shall be authentic and meet applicable industry sales standards.

(d) The Controlling Party and the Transferors shall use their best efforts to ensure that the leasing agreements of all retail stores have been amended so that Newco is named as the tenant thereunder (including by means of a legal assignment to Newco of the leases) and so that the terms of the leases shall expire no earlier than March 31, 2011. If, for any reason, any of the above amendments are not completed, the Controlling Party and the Transferors covenant that (i) more than 90% (whether calculated by the number of stores or by sales volume) of the retail store leases may be deemed to be executed under the name of Newco, whether through its affiliation or cooperation with the Controlling Party and/or the Transferors or otherwise, on the same lease terms set forth under the original agreements; (ii) such retail stores can continuously operate in the ordinary course under the “Guanzhilin” trade name and their financial statements may be consolidated with those of Newco; and (iii) once such barriers to amendment are addressed, the Controlling Party and the Transferors will amend and re-execute the leases as soon as practicable under the name of Newco. Any dispute, arbitration or litigation with respect to the retail stores operated under the provisions of this Section before March 31, 2011 shall be resolved by the Controlling Party and/or the Transferors.

(e) The Controlling Party and the Transferors shall make arrangements for all employees that the Acquirer decides not to employ. The Controlling Party and/or the Transferors shall be responsible for resolving all labor disputes and any settlements, arbitrations or actions resulting therefrom and the above dispute shall not become the responsibility or liability of the Acquirer or Newco.

(f) If the audited value of the “net assets” (for which the calculation method is set forth above in Article 16) of Newco on the Audit Reference Date is less than RMB 100,000,000, the Controlling Party and the Shareholders of Newco shall pay the Acquirer the amount of any deficiency prior to the Closing Date.

(g) Within 90 days after the Closing Date, if the Acquirer discovers any discrepancy (including but not limited to the asset quantity or value) between the assets listed in the audit report and the assets actually held by Newco on the Audit Reference Date, the Controlling Party, the Shareholders of Newco and/or the Transferors shall furnish the amount of any deficiency within 10 days after receipt of written notice from the Acquirer.

(5) Financial and tax issues:

(a) The books, accounts and other financial records of Newco shall be kept according to Chinese accounting standards. The financial results from the formation date of Newco to the Closing Date shall be truly and fairly audited.

(b) All disputes, litigation, administrative actions, investigations, sanctions or orders resulting from any taxation issues (including but not limited to tax declarations, execution of tax policies, tax preferences or tax payments) on the part of the Controlling Party, the Shareholders of Newco, Newco and/or the Transferors that cause losses to Newco prior to the Closing Date shall be settled by the Controlling Party and/or the Transferors and shall not become the responsibility or liability of the Acquirer or Newco.

(6) Labor relations:

(a) All overdue salaries, reconciliation fees, compensation, litigation fees, monetary settlements or other expenses resulting from any labor disputes between or among Newco and/or the Transferors and their respective employees prior to the Closing Date shall be settled by the Controlling Party and/or the Transferors and shall not become the responsibility or liability of the Acquirer or Newco.

(b) All compensation in connection with the termination of the employment relationships of the Retained Employees with the Transferors shall be borne by the Controlling Party and/or the Transferors and shall not become the responsibility or liability of the Acquirer or Newco. The length of service with Newco of the Retained Employees shall be re-calculated. If the Retained Employees terminate their employment with Newco after the Closing Date, Newco shall be responsible for the monetary compensation in proportion to the term of service of such employees.

(7) Social insurance: Newco shall procure social insurance for its employees in accordance with applicable Chinese laws. All losses sustained by Newco as a result of Newco and/or the Transferors failing to pay all or any portion of employee social insurance premiums, social benefit funds or social welfare fees, or any fines or sanctions imposed by the applicable government labor agency prior to the Closing Date shall be paid by the Controlling Party and/or the Transferors rather than by the Acquirer. If any actual losses are incurred by Newco as a result of any such failure(s), the Controlling Party and the Transferors shall unconditionally, jointly and severally, compensate Newco for such amount in full within 10 days.

(8) Businesses: The Target Businesses will continue to be operated in the ordinary course of business and their operations will not be altered or interrupted.

(9) Claims and liabilities:

(a) As of the Closing Date, Newco does not have any outstanding loans, debts or other liabilities due to any banks, companies or other persons, except for those incurred in the ordinary course of business.

(b) As of the Closing Date, Newco has not provided any guarantees in any form to any persons or entities.

(c) As of the Closing Date, except for prepaid, ordinary course office expenses in a reasonable amount (in amounts not greater than RMB 10,000 individually and RMB 500,000 in the aggregate), Newco has not loaned any funds to any persons or entities.

(10) As of the Closing Date, Newco will not have been involved in or subject to (and Newco covenants not to be involved in or subject to any of the following in the future) any administrative investigations, sanctions, material litigation, arbitrations or disputes, and there will not be any outstanding judgments, awards, fines or court orders against Newco. As of the Closing Date, Newco will not have committed (and Newco covenants not to commit any of the following in the future) any actions which may lead to administrative sanctions, criminal violations or breaches of any contractual or legal obligations.

(11) Without the prior written consent of the Acquirer, the Controlling Party and the Transferors shall not dispose of their equity interests in Newco and shall not impose any limitations on such equity interests, including, but not limited to, transfers of such equity interests (except transfers to the Acquirer or any other party designated thereby), pledges, mortgages, option rights, acquisition rights, preemptive rights, custody, trust, lien or any other rights in any form.

(12) Non-competition: The Controlling Party, the Transferors and their Affiliates shall not, directly or indirectly, engage in any activities that constitute or may constitute competition against Newco, or any activities that deprive, impair or infringe upon or may deprive, impair or infringe upon the business interests or business opportunities of Newco, or gain from or own any interest in such activities. The Controlling Party and the Transferors agree they will compensate Newco and the Acquirer for all losses sustained as a result of the Controlling Party’s and the Transferors’ breach of any such non-competition obligations. The Controlling Party and the Transferors also covenant that if the Controlling Party, the Transferors or their Affiliates engage in any mobile phone retail activities (without the written consent of the Acquirer) in any form in any city where Newco has already established retail stores, the Controlling Party and the Transferors shall pay to the Acquirer liquidated damages in the amount of RMB 500,000 for each store. Any form of competition engaged in by any of the Affiliates of the Controlling Party and/or the Transferors will be regarded as a breach by the Controlling Party and/or the Transferors of this Article, and the Controlling Party and the Transferors shall be jointly and severally liable for such breach. The Parties agree that the non-competition regions specified herein for the Controlling Party and the Transferors are Jiangsu Province, Shandong Province and Shanxi Province.

Article 26 The Controlling Party and the Transferors shall use their best efforts to assist in the execution, approval, registration, modification and filing requirements necessary for the performance of this Agreement.

Chapter 6 Covenants and Warranties by the Acquirer

Article 27 The Acquirer hereby covenants and warrants to the Controlling Party and the Transferors as follows:

(a) The Acquirer is a limited liability company duly organized and validly existing under the laws of the PRC and has the power to execute and deliver this Agreement.

(b) The relevant organization within the Acquirer that has the power to approve the execution of this Agreement has granted the official authority to execute and perform this Agreement.

(c) The execution and performance of this Agreement by the Acquirer will not cause it to violate its articles of association or any laws, regulations or any judicial or administrative orders, awards or judgments binding thereon or breach any other agreements, covenants made to third parties, or result in any entity claiming any rights, damages or liquidated damages arising out of this Agreement or filing a claim against the Acquirer, the Transferors or the Controlling Party, separately or jointly, on the basis that this Agreement is invalid or void.

(d) Non-competition: the Acquirer and its Affiliates shall not directly or indirectly engage in any activities that constitute or may constitute competition against Newco, or any activities or ownership of assets or equity interests that deprive, impair or infringe upon or may deprive, impair or infringe upon the business interests or business opportunities of Newco, or gain from or own any interest in such activities. The Acquirer agrees it will compensate Newco and the Controlling Party for all losses sustained as a result of the Acquirer’s breach of any such non-competition obligations. The Acquirer also covenants that if the Acquirer or its Affiliates engage in any mobile phone retail activities (without the written consent of the Controlling Party) in any form in any city where Newco has already established retail stores, the Acquirer shall pay to the Controlling Party liquidated damages in the amount of RMB 500,000 for each store. Any form of competition engaged in by any of the Affiliates of the Acquirer will be regarded as a breach by the Acquirer of this Article. The Parties agree that the non-competition regions specified herein for the Acquirer are Jiangsu Province, Shandong Province and Shanxi Province.

Article 28 Following the execution of this Agreement and during the Operating Profit Index Lockup Period, if any mobile phone retail stores established by the Controlling Party and/or the Transferors outside of the non-competition regions are profitable and have demonstrated growth potential, the Acquirer will agree to acquire the assets, businesses and/or equity interests of such stores in accordance with the formula specified herein for calculating the Acquisition Consideration and sign any necessary separate or supplemental agreements to effect the acquisition.

Article 29 The Acquirer shall use its best efforts to perform the execution, approval, registration, modification and filing requirements necessary for the performance of this Agreement.

Chapter 7 Assumption of Debts of Newco

Article 30 Notwithstanding the covenants and warranties made in Chapter 5, the Controlling Party and the Transferors covenant that, if at any time prior to the Closing Date there exists any Undisclosed Liabilities; any forms of infringement, illegality or other unauthorized actions; any compensation, liquidated damages, unpaid taxes, fees, social insurance, social benefit funds, or social welfare fees or fines required by any judicial or administrative orders, judgments or awards, the Controlling Party, the Shareholders of Newco and the Transferors shall, within 10 days after receipt of written notice from the Acquirer, unconditionally, irrevocably, jointly and severally pay all such obligations and/or liabilities by making compensation, payments or settlements, on behalf of themselves or Newco, to ensure that Newco will not bear the costs of any such obligations and/or liabilities after the Closing Date (other than such liabilities that normally accrue in the ordinary course of business and while the Controlling Party, the Transferors, the Shareholders of Newco and Newco are in compliance with applicable laws and regulations).

Chapter 8 Limitations on the Rights of the Controlling Party

Article 31 Within the Operating Profit Index Lockup Period, the Controlling Party shall pledge its ownership of 49% of the equity interests in Newco to the Acquirer as a guarantee for both the performance of this Agreement and the Operation and Management Agreement and for the achievement of the Operating Profit Index. Accordingly, the Controlling Party shall, within three business days after the Closing Date, deliver to the Acquirer the original share certificate for its 49% equity interest in Newco and the original list of the Shareholders of Newco evidencing the pledge of 49% of the equity interests in Newco, and shall covenant to unconditionally cooperate in satisfying the pledge registration requirements for pledging its 49% equity interests in Newco to the Acquirer within 10 business days after the applicable administration for industry and commerce begins to process the registration of the equity pledge.

Article 32 Within the Operating Profit Index Lockup Period, the Controlling Party shall not dispose of any of its equity interests in Newco or subject such interests to any limitations, including but not limited to equity transfers (excluding the transfer to the Acquirer), pledges (excluding the pledge to the Acquirer or a third party agreed to by the Acquirer as specified in Article 31), mortgages, option rights, acquisition rights, preemptive rights, custody, trusts, liens or any other rights in any form.

Article 33 After the expiration of the Operating Profit Index Lockup Period, the Controlling Party shall have the right to dispose of the equity interests it holds in Newco. If the Controlling Party transfers to any third party all or any part of its equity interests in Newco, the Acquirer shall have the preemptive right to acquire such equity interests upon the same terms and conditions.

If the Net Profits of Newco in each Audited Year within the Operating Profit Index Lockup Period reach the corresponding Operating Profit Index, the Acquirer guarantees that it shall acquire those equity interests in Newco that the Controlling Party plans to transfer. The consideration for the equity transfer shall be calculated according to the following formula:

Consideration for the equity transfer = A × MIN (******, B) × percentage (%) of the equity interests the Controlling Party plans to transfer, where:

A = Actual Net Profits of Newco for the one year prior to the equity transfer;

B = The fair multiple value unanimously agreed to by the Acquirer and the Controlling Party; and

B ≥ ******; MIN (******, B) means no less than ****** times.

If the Acquirer or an Affiliate, the financial statements of which are consolidated with those of Newco, is publicly listed or plans to become publicly listed on any stock exchange in China or abroad (“Publicly Listed”), the Controlling Party shall have the right to request the payment for the equity transfer in either of the following means from the Acquirer: (1) in cash in RMB; or (2) in shares of the company that is Publicly Listed or plans to become Publicly Listed. If option (2) is selected and the payment will be made in shares of an overseas company, the Parties shall ensure that payment in such shares complies with the requirements of the Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment through Overseas Special Purpose Companies and other applicable Chinese laws and regulations.

Article 34 The Acquirer has the right to transfer all or part of its equity interest in Newco to its Affiliates at any time in connection with the Reorganization. If the Acquirer exercises such right, the Controlling Party agrees to unconditionally waive any right of first refusal it may have as a shareholder of Newco.

The Acquirer covenants that, if the Reorganization occurs, the Acquirer must disclose the Reorganization to the Controlling Party and shall fully disclose this Agreement and the Operation and Management Agreement to the other parties to the Reorganization and induce such other parties to the Reorganization to: (1) agree to and confirm the obligations of the Acquirer under this Agreement and the Operation and Management Agreement and (2) agree to, after becoming a shareholder of Newco, comply with all provisions in this Agreement and the Operation and Management Agreement relating to the structure and authorizations of the board of directors and general manager of Newco. If the Acquirer does not satisfy the requirements of the preceding sentence, the Acquirer shall not enter into such Reorganization and the Controlling Party shall have the right of first refusal.

The Acquirer also confirms that, even after the occurrence of the Reorganization referred to in the preceding paragraph, the Acquirer shall not attempt to recover any amounts of Acquisition Consideration previously paid by it to the Controlling Party and/or the Transferors and shall pay the outstanding Acquisition Consideration to the Controlling Party and/or the Transferors in accordance with the provisions of this Agreement.

Article 35 If Newco, the Acquirer or an Affiliate the financial statements of which are consolidated with those of Newco is successfully Publicly Listed, the Controlling Party may exercise a put right to

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

require the Acquirer to purchase at least 29% of the equity interests in Newco from the total of 49% equity interests in Newco held by the Controlling Party. The Acquirer shall be obligated to purchase the equity interests if the Controlling Party invokes its put right and shall pay the Controlling Party an amount of consideration for such equity transfer calculated according to the following formula:

Consideration for the equity transfer = A × MIN (******, B) × percentage (%) of the equity interests that the Controlling Party plans to transfer, where:

A = Actual Net Profits of Newco for the one year prior to the equity transfer;

B = The fair multiple value unanimously agreed by the Acquirer and the Controlling Party; and

B ≥ ******; MIN (******, B) means no less than ****** times.

If Newco, the Acquirer or an Affiliate the financial statements of which are consolidated with those of Newco is successfully Publicly Listed, the Acquirer may exercise a call right to require the Controlling Party to sell at least 29% of the equity interests in Newco from the total of 49% equity interests in Newco held by the Controlling Party. The Controlling Party shall be obligated to sell the equity interests if the Acquirer invokes its call right, and the Acquirer shall pay the Controlling Party an amount of consideration for such equity transfer calculated according to the following formula:

Consideration for the equity transfer = A × MIN (******, B) × the percentage (%) of the equity interests that the Acquirer plans to acquire, where:

A = Actual Net Profits of Newco for the one year prior to the equity transfer;

B = The fair multiple value unanimously agreed by the Acquirer and the Controlling Party; and

B ≥ ******; MIN (******, B) means no less than ****** times.

Upon the exercise of either the put or call rights as set forth in the preceding paragraphs, the Controlling Party shall have the right to request that the Acquirer pay the consideration for an equity transfer either in cash in RMB or in shares of the Publicly Listed company.

When the actual Net Profits of Newco for an Audited Year within the Operating Profit Index Lockup Period reach the corresponding Operating Profit Index, the Acquirer shall acquire the equity interests in accordance with the provisions of this Article. If Newco, the Acquirer or an Affiliate the financial statements of which are consolidated with those of Newco is Publicly Listed by December 31, 2009, the Acquirer shall acquire an increased percentage of shares after and in accordance with an audit report showing that the Annualized Net Profits of Newco have reached the Guaranteed Net Profit Base. The equity acquisition under this Article does not relieve the Controlling Party of its obligation to achieve the Operating Profit Index for the remaining years within the Operating Profit Index Lockup Period.

Chapter 9 Audits and Appraisals

Article 36 The audits and appraisals on Newco include the internal audits and appraisals conducted by the Acquirer and any external audits or appraisals performed by an independent third party.

Article 37 The auditor and appraiser, as independent third parties under this Agreement, shall be mutually approved by the Acquirer, the Controlling Party and/or the Transferors, but the Acquirer shall bear the associated audit and appraisal expenses.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Article 38 The audit and appraisal results issued by the auditor and appraiser under this Agreement shall be subject to mutual confirmation by the Acquirer, the Controlling Party and/or Transferors.

Article 39 All of the audits and appraisals performed by the auditor and appraiser under this Agreement and the internal audits performed by the Acquirer shall follow the requirements of the critical accounting policies below:

(1) Inventories shall be accounted for on the basis of actual procurement costs.

(2) The value of Fixed Assets shall be determined according to the audit report issued on the Audit Reference Date by an auditor mutually approved by the Parties. If the auditor cannot obtain reliable accounting materials to confirm the value of such assets, the Parties shall agree to determine such amounts using any of the following methods: (a) the result of appraisals based on fair market value; (b) the amount determined by the Parties through negotiation; or (c) if there are any disagreements on the asset values and the Transferors cannot provide reasonable and satisfactory support or evidence regarding the asset values to the Acquirer, the Acquirer may refuse to acquire such assets on behalf of Newco.

(3) The value of real property will be determined on the basis of the appraisal results.

(4) The straight-line method shall be used to calculate the depreciation of fixed assets over the longest applicable number of years available for such fixed assets in accordance with the applicable accounting standards.

Chapter 10 Confidentiality

Article 40 The Parties agree that, regardless of whether or not the transfer of the Target Equity is successful, each Party shall keep confidential all trade secrets it obtains from other parties during the process of performing this Agreement. The term of this confidentiality obligation shall extend until the relevant trade secret is publicly disclosed by its owner. Without the prior written consent of all other Parties, no Party hereto shall publish any media reports, announcements, circulars, notices or other documents regarding the preparation or execution of the provisions of this Agreement or regarding any transactions or arrangements hereunder or any issues relating hereto, unless (a) required by any applicable laws, regulatory rules or exchange listing requirements of the New York Stock Exchange, NASDAQ National Market, Hong Kong Exchanges and Clearing Limited, London Stock Exchange, Singapore Exchange Limited and any other stock exchange; or (b) disclosed by the Acquirer to its shareholders, controllers, investment consultants, financial consultants, auditors and legal service institutions while using its best efforts to protect and to encourage such other persons to protect the confidentiality of such information.

Chapter 11 Notices

Article 41 Any notices and other documents delivered hereunder shall be made in writing and sent courier, express mail or facsimile to the Parties at the following addresses and/or facsimile numbers, or at such other addresses and/or facsimile numbers later provided to the other parties.

(i)	Acquirer: Beijing Feijie Investment Co., Ltd

Address: Office Building, 3/F, South Chang’an Xingrong Center, No. 1, Naoshikou Ave, Xicheng District, Beijing

Fax: 010 5832 5959

Attn: Dongping Fei

(ii)	Controlling Party: Zhuqun Peng

Address: No. 1285 Renmin Road Suzhou, Jiangsu Province.

Fax: 0512 6522 3856

(iii)	Transferors: c/o the Controlling Party

Article 42 If any of such notices and other documents are delivered by courier, it shall be regarded as properly sent after being received by the recipient; if it is sent by facsimile, it shall be regarded as properly sent after receipt of the reply code or facsimile confirmation; if it is sent via mail, it shall be regarded as properly sent on the 7th day after being posted. To prove that such notices or documents have been sent, the Party must only show that such notices have been placed at or sent to the addresses of the recipients, or the addresses of the recipients have been properly written on the mailing envelope and such items have been properly sent.

Chapter 12 Taxes and Charges

Article 43 Each Party shall be responsible for all fees and expenses incurred by it in investigating, negotiating, drafting, executing and performing this Agreement and all the transactions contemplated herein.

Article 44 The Acquirer, the Controlling Party and/or the Transferors shall bear the respective taxes and fees charged by applicable administrative authorities for the transfer of the Target Assets and the Target Businesses hereunder.

Article 45 Unless otherwise required by relevant laws or otherwise agreed to herein, each Party hereto shall pay all taxes and fees required by applicable laws and regulations relating to the transactions hereunder.

Article 46 If, under the requirements of relevant laws and regulations, the Acquirer has the obligation to withhold or pay any taxes and fees for and on behalf of the Controlling Party and/or the Shareholders of Newco for payment of the Acquisition Consideration, the Acquirer shall first withhold or pay such taxes and fees and then recover them from the Controlling Party and/or the Shareholders of Newco.

Chapter 13 Force Majeure

Article 47 If it is commercially impracticable to perform this Agreement due to any force majeure, then any nonperformance of the obligations under this Agreement relating to such force majeure shall be excused. “Force majeure” means any event, circumstance or occurrence that cannot be foreseen, avoided or reasonably controlled by the Parties and cannot be avoided or mitigated by the Parties by taking reasonable and cautious measures, thus directly or indirectly preventing the performance of any material obligation hereunder. Such events, circumstances or occurrences include but are not limited to natural disasters, wars, fires, explosions, earthquakes, epidemics, floods and storms. If any force majeure event occurs, making it commercially impracticable for any Party to perform the terms and conditions herein, such Party shall notify the other Parties within 14 days of the occurrence of the force majeure event and provide the details of the force majeure event in such notice. No delay or failure to perform this Agreement caused by any force majeure event will constitute a default on the part of such Party or become the basis for any claims for compensation, indemnification or sanctions. Upon the occurrence of a force majeure event, all Parties shall have the obligation to take reasonable measures to perform this Agreement where practical and feasible. Within 14 days after the force majeure event has ended, such Party shall notify the other Parties of the end of the force majeure event and shall ensure the receipt of such notice by all other Parties.

Article 48 If a force majeure event occurs before the Closing Date, making it commercially impracticable to perform this Agreement, and the force majeure event lasts for more than 6 months, the Parties may negotiate to terminate this Agreement and shall not be liable to the other Parties for breach of this Agreement.

Chapter 14 Breach of Contract

Article 49 If any Party fails to perform this Agreement in whole or in part or breaches any covenants, representations and/or warranties made hereunder, or if any covenants, representations and/or warranties made by any Party hereunder prove to be invalid, untrue, inaccurate or incomplete, it will constitute a breach of contract hereunder. In such case, unless otherwise specified in this Agreement, the breaching Party shall be liable to the non-breaching Party for any and all actual losses caused by such breach of contract and shall fully compensate the non-breaching Party to whom such covenants, representations and/or warranties are made. Compensation for losses caused by breach shall include but not be limited to all losses and any litigation, arbitration, evaluation and notarization fees incurred by the non-breaching Party for the breach of contract. If more than one Party breaches this Agreement, each Party shall bear the liabilities of damages caused by its own breach of contract. None of the provisions of this Article shall prevent any Party from exercising any other legal rights or remedies, including the right to request specific performance pursuant to the Contract Law of the People’s Republic of China.

Article 50 If the Controlling Party, the Shareholders of Newco and/or the Transferors breach this Agreement, the Acquirer shall have the right to deduct compensation for losses suffered from the Acquisition Consideration and, if the Acquisition Consideration is insufficient to cover the compensation, legally dispose of the equity interests in Newco pledged by the Controlling Party to the Acquirer to offset such amount.

Article 51 If the Acquirer breaches this Agreement, the Controlling Party, Newco and/or the Transferors shall have the right to deduct compensation for their losses from any Acquisition Consideration that should be returned to the Acquirer and to file a claim against the Acquirer for the uncovered amount.

Chapter 15 Governing Law and Settlement of Disputes

Article 52 This Agreement is governed, limited and protected by the laws of the PRC. All interpretation, performance, modification, termination, effectiveness, or dispute settlement of or relating to this Agreement shall be subject to the laws of the PRC.

Article 53 Any disputes arising between or among Parties from the consummation, interpretation, performance and/or effectiveness of or relating to this Agreement shall be settled through negotiation. In case negotiation fails to resolve any dispute, any Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration in accordance with such commission’s then applicable arbitration rules. The arbitration decision shall be final and binding on the Parties to such dispute.

Chapter 16 Effectiveness

Article 54 After being duly executed and/or affixed with the company seal by the Parties or their authorized representatives, this Agreement will become effective on the date first written above and be legally effective and binding on all Parties. On and from the Execution Date hereof, all Parties shall strictly perform their obligations in accordance with the provisions hereof.

Article 55 The relevant organization (such as the shareholders or board of directors) of the Acquirer and the Transferors have executed the resolutions of the shareholder’s meeting, the resolutions of the board of directors and/or the decision of owners officially approving the execution and the performance of this Agreement, as well as the transfer of the Target Assets and the Target Businesses to Newco.

Article 56 If any provisions herein are subsequently held to be invalid, illegal or unenforceable under applicable Chinese law, the other provisions hereof will still remain valid and binding on all Parties, provided that such invalid, illegal or unenforceable provisions do not affect the overall performance and material terms of this Agreement.

Chapter 17 Miscellaneous

Article 57 This Agreement constitutes the entire agreement of the Parties on all issues covered hereby and replaces all prior intentions, understandings, agreements and other written records or oral agreements between or among all the Parties relating to such issues.

Article 58 Where permitted by applicable Chinese law, no failure or delay to exercise any rights, powers or privileges under this Agreement by any Party hereto shall be regarded as a waiver of such rights, powers or privileges. Any and all rights, powers or privileges specified herein are cumulative and do not prevent the exercise of any other rights, powers or privileges, regardless of whether they are specified by applicable laws. The partial or limited exercise of any such rights, powers or privileges shall not bar the further exercise of any other such rights, powers or privileges in future.

Article 59 This Agreement has twenty-nine counterparts, one counterpart for each Party hereto, and all counterparts shall have the same legal force.

Schedules to this Agreement:

Schedule 1	List of Transferors

Schedule 2	List of Intangible Assets

Schedule 3	List of Retailing Stores

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Signature page to Acquisition Framework Agreement

Acquirer: Beijing Feijie Investment Co., Ltd

Signature:	/s/ Dongping Fei
Name of Authorized Representative: Dongping Fei

Signature page to Acquisition Framework Agreement

Controlling Party: Zhuqun Peng

Signature:	/s/ Zhuqun Peng

Identity card number: 320626197005208816

Signature page to Acquisition Framework Agreement

Transferors:

Suzhou Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Wujiang Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Kunshan Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Wuxi Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Nanjing Runzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Yangzhou Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Shanghai Yinqi Telecommunications Equipment Co., Ltd Yancheng Guanzhilin Mobile Phones Hypermarket (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Xuzhou Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Nantong Guanzhilin Telecommunications Equipment Co., Ltd (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Taizhou Hailing Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Heze Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Zaozhuang Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Jining Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Dongying Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Binzhou Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Zibo Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Rizhao Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Taian Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Dezhou Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Weifang Runlin Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Jinan Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Jinan Shidai Mobile Phones Square Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Qingdao Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Taiyuan Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Shanxi Guanzhilin Telecommunications Equipment Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Datong Guanzhilin Mobile Phones Hypermarket Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng

Shanghai Yanglin Telecommunications Equipement Co., Ltd. (Official Seal)

Signature/seal:	/s/ Zhuqun Peng

Name of Authorized Representative: Zhuqun Peng